EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   1997 CORP.

                             ----------------------

                     PURSUANT TO SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                             ----------------------

         1997 CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the corporation (which is hereinafter referred to as the "Corporation") is 1997 CORP.

         SECOND: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 17, 1997.

         THIRD: The Certificate of Incorporation of the Corporation, is hereby amended by deleting Article First and the first paragraph of Article Fourth in their entirety and substituting in lieu thereof the following:

         "FIRST: The name of the corporation is " CyBear Inc."; and

         "FOURTH: The authorized capital stock of the Corporation shall consist of (i) 25,000,000 shares of common stock, $.001 par value ("Common Stock") and
(ii) 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

         IN WITNESS WHEREOF, the Corporation has caused it's corporate seal to be affixed hereto and this certificate to be signed by its President this ____ day of October 1998.

                                    1997 CORP

                                    By:___________________________________
                                       President

[Corporate Seal]